EXHIBIT 10.2

EXECUTIVE SEVERANCE AGREEMENT

April 6, 2007

Dear Steve Holton,

Based on your position with Entrust, Inc. (“Entrust” or the “Company”), you, are eligible for certain executive severance benefits approved by the Company’s Board of Directors at its April 30, 2004 meeting and described in this Executive Severance Agreement (“Agreement”).

The proposed severance arrangement would provide you with severance benefits in the event that you experience an Involuntary Termination (as defined below) of employment with Entrust.

Subject to the terms described below, if you experience an Involuntary Termination of your employment with the Company, you will be entitled to continuation of your then-current base salary for three (3) months (the “Severance Period”). Notwithstanding the preceding sentence, if you remain an employee through to the First Anniversary Date your potential Severance Leave will be increased from three (3) months to six (6) months (provided that all of the requirements of such preceding sentence are still met).

During the Severance Period, you will also remain eligible to participate in any Entrust-provided health benefit plans and programs (medical, dental and vision care) in which you participated prior to separation under the terms of the controlling plans, programs or policies. However, you will not be eligible for any other Entrust benefits and programs including but not limited to life insurance, long term disability or short term disability.

You will not be eligible for any bonuses or sales incentives during the Severance Period, unless the sales incentives were accrued and payable prior to the date of an Involuntary Termination, nor will you be eligible for salary increases, new stock option grants, or continued accrual of vacation or sick leave during the Severance Period. Any currently held stock options will continue to vest during the Severance Period. Salary and bonus payments during the Severance Period will be made less appropriate deductions and withholdings and will be paid in according with the Company’s normal payroll practices. Benefit continuation will be subject to the terms and employee contributions rates generally applicable under the controlling plan, program, or policy.

For purposes of your right to severance benefits, an Involuntary Termination shall mean termination of your employment by Entrust without “Cause” or by means of a “Constructive Dismissal”. For purposes of this Agreement, “Cause” shall mean: (i) willful misconduct or gross negligence in carrying out your assigned duties; (ii) knowing violation of any reasonable rule, direction, or policy of the Company, its President, or its Board; (iii) any act of misappropriation, embezzlement, intentional fraud, or similar conduct involving the Company; (iv) conviction or a plea of nolo contendere or the equivalent to a felony; (v) failure to comply with all material applicable laws and regulations in performing your duties and responsibilities for the Company; and (vi) abuse of alcohol or of any controlled substance. For purposes of this Agreement, “Constructive Dismissal” shall mean: (i) a material reduction in your base salary, other than in proportion to a general reduction of every officer’s base salary; or (ii) your relocation to a facility or location more than fifty (50) miles from your then-current location without your express written consent.

Except as expressly provided for herein, this Agreement does not change the terms, conditions, or status of your employment as they existed prior to the execution of this Agreement. The terms, conditions, and status of your employment cannot be changed by any statement, promise, policy, or course of conduct other than a written agreement signed by the Chief Executive Officer of Entrust.

Eligibility for benefits under this Agreement is contingent upon: (i) timely signing and returning this Agreement; and (ii) in the event of an Involuntary Termination, timely signing and returning a standard severance agreement and release provided at that time by the Company. Moreover, you agree that if at any time during the severance period Entrust reasonably determines that you have violated the terms of the Executive Confidentiality, Non-Solicitation, Non-Competition, Intellectual Property Rights and Code of Conduct Agreement that you executed on or about the time that you started working for Entrust, Entrust may halt any further payments of salary or bonus thereafter.

Nothing in this Agreement alters your rights, as an officer of Entrust, to accelerated vesting of all outstanding options granted during the period of your appointment as an officer in the event of an “Acquisition Event” as further explained in the controlling stock option agreement or agreements.

If accepted by you, the terms of this Agreement will supercede the terms of any and all prior agreements you may have with Entrust with respect to retention or severance rights. Accordingly, in the event of any conflict, the terms of this Agreement shall govern. Any questions you may have regarding this Agreement or the Program should be directed to the Chief Executive Officer or the Vice President of Human Resources of Entrust.

Entrust, Inc.

/s/ James D. Kendry
James D. Kendry
Vice President, Chief Governance Officer

I have read the foregoing Executive Severance Agreement, I understand its terms, and I accept and agree to those terms this     9     day of          April                 , 200  7  .

/s/ Steve Holton
Steve Holton